Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is executed and entered into by and between MDRNA, INC., a Delaware corporation (the “Company”), with offices at 3830 Monte Villa Parkway, Bothell, Washington 98021 and Barry Polisky, an individual resident in the State of Colorado (the “Executive”), effective January 2, 2009 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive wish to enter into this Agreement, which shall set forth the Executive’s terms of employment as Chief Scientific Officer of the Company,

NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

1. Application and Effectiveness of Agreements. As of the Effective Date, this Agreement shall govern (i) the employment relationship between the Company and the Executive and (ii) other matters as set forth herein.

2. Employment; Responsibilities and Authority; Definitions.

(a) Subject to the terms and conditions of this Agreement, the Company shall employ the Executive as its Chief Scientific Officer during the Employment Period (as defined in Section 3, below) and the Executive shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Chief Executive Officer of the Company (the “CEO”) shall from time to time direct.

(b) Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to devote his full time and continuous best efforts to the duties provided for herein.

(c) For purposes of this Agreement: (1) the “Business of the Company” means the description of the Company’s business as is described in Part I, Item 1 of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (provided, however, that for purposes of Sections 18(b) through (e) hereof, “Business of the Company” shall mean the Company’s business as of the date of termination of Executive’s employment, as the same may have changed since the Effective Date), and (2) the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.

3. Term; Employment Period. The “Employment Period” under this Agreement shall commence on the Effective Date and shall terminate at the close of business on January 3, 2012 unless it is (a) extended by written agreement between the parties or by continuing employment of the Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to Section 10 hereof. If the Executive shall remain in full-time employment by the Company beyond what would otherwise be the end of the Employment Period without any written agreement between the parties, this Agreement and the Employment Period shall be deemed to continue on a quarter-to-quarter basis and either party shall have the right to terminate the Executive’s employment hereunder at the end of any ensuing fiscal quarter on written notice of at least ninety (90) days, unless earlier terminated pursuant to Section 10 hereof.

4. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in semi-monthly installments, which initially shall be three hundred and seventy-five thousand dollars ($375,000) per annum commencing on the Effective Date, less all legally required or authorized payroll deductions and tax withholdings. The Executive’s base salary shall be reviewed annually, and may be increased, at the sole discretion of the Company’s Board of Directors (“Board”), in light of the Executive’s performance and the Company’s financial performance and other economic conditions and relevant factors. In addition, the Executive will receive a one-time signing bonus of twenty-five thousand dollars ($25,000) within thirty (30) days of the Effective Date.

5. Incentive Cash Compensation.

(a) For the Company’s fiscal year that begins on January 1, 2009, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall also be eligible to receive incentive cash compensation based on the Executive’s performance in relation to the performance areas and performance targets which the Board or Compensation Committee shall determine and communicate to the Executive as described below (the “Annual Bonus Plan”). The targeted amount of such Annual Bonus Plan shall be forty percent (40%) of the Executive’s base salary for the applicable fiscal year (“Annual Bonus Target”); provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year or portion thereof may be nil, or may be more or less than said targeted amount.

(b) The Board shall establish performance criteria for determination of the incentive cash compensation under the Annual Bonus Plan that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the second month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area. The Company acknowledges that the business objectives used in determining the Executive’s incentive cash compensation, and the performance areas and performance targets referred to herein, shall be based on the input and recommendations of the Company’s Chief Executive Officer and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance targets, the Board or the Compensation Committee, as the case may be, shall act reasonably and in consultation and cooperation with the Chief Executive Officer and consistently with past practice.

(c) As soon as practical, and absent unforeseen circumstances no later than ninety (90) days following the end of each fiscal year of the Company, the Board shall determine, reasonably and in good faith, the extent to which the applicable performance criteria for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive. If unforeseen developments occur that in the opinion of the Board make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable — and therefore inappropriate as a measure of the performance of the Executive — the Board shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the performance criteria had been achieved; and, to such extent, payment shall be made to the Executive.

6. Stock Options. The Company and the Executive hereby acknowledge that the Board of Directors has previously approved the grant to the Executive of options to purchase shares of common stock of the Company (which options shall constitute “incentive stock options” under the Company’s 2008 Stock Incentive Plan (the “Plan”) to the extent permitted by law, with any excess being non-qualified options; (the “Outstanding Options”)). The terms of the Plan and the grant agreement granting such Outstanding Options, a copy of which is being delivered to Executive substantially contemporaneously with the execution of this Agreement, shall govern the rights and obligations of the Executive with respect thereto (which grant agreement incorporates the provisions of this Section 6 and Sections 12 and 21 of this Agreement). Upon the Effective Date of this Agreement, the Executive shall receive a grant of options to purchase 360,000 shares of common stock of the Company. With respect to these options: (A) 120,000 options shall vest and be exercisable on January 4, 2010 at the Fair Market Value (as defined in the Plan) calculated as of the Effective Date (the “Effective Date Strike Price”); (B) 30,000 options shall vest and be exercisable on each of April 2, 2010, July 2, 2010, October 2, 2010 and January 3, 2011 (for an aggregate 120,000 options during such period) at the Effective Date Strike Price plus $1.00; and (C) 30,000 options shall vest and be exercisable on each of April 2, 2011, July 2, 2011, October 2, 2011 and January 3, 2012 (for an aggregate 120,000 options during such period) with a strike price equal to the Effective Date Strike Price plus $2.00. In addition, during the Employment Period the Board of Directors may grant additional options to purchase shares of common stock of the Company to the Executive.

7. Temporary Housing and Related Travel. The Company acknowledges that Executive’s home residence is in Colorado. The Company shall reimburse Executive for his reasonable travel expenses from his home residence to Bothell, Washington. Reasonable travel expenses will be limited to coach airfare and ground transportation to/from his home and the airport and to/from the airport to his temporary residence in Washington. Reimbursements shall be made pursuant to Company’s reimbursement policy and consistent with Section 12 hereof.

8. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive at least such employee benefits as are provided to other executive officers of the Company. The Company reserves the right to change or eliminate employee benefits on a prospective basis, at any time, effective upon notice to Executive.

9. Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s policies in effect from time to time for executive officers of the Company.

10. Termination.

(a) Executive’s employment by the Company shall be “at will.” Either the Company or the Executive may terminate Executive’s employment by the Company at the end of any calendar month, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days’ prior written notice of termination. In addition, the Executive’s employment by the Company shall be terminated by his death or “Disability” (as defined below). Termination of the Executive’s employment as provided for herein shall terminate the Employment Period.

(b) For purposes of this Agreement, in the case of a termination of the Executive’s employment hereunder by the Executive, the term “Good Reason” shall have the meaning set forth for it below; in the case of a termination of the Executive’s employment hereunder by the Company, the term “Cause” shall have the meaning set forth for it below; and the other terms set out below in this Section 10 shall have the meanings provided for them respectively:

(i) “Good Reason” shall mean (i) any material diminution in the Executive’s authority or role as Chief Scientific Officer, (ii) failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 7, 8, and/or 9 above, or to honor promptly any of its other material obligations hereunder, or the Company’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement; (iii) a material demotion in the Executive’s title or status, or (iv) any relocation of the Company’s executive offices more than fifty miles from their present location without the prior approval of Executive; provided that, if such events are subject to cure and effective remediation by the Company, the Executive must notify the Company of the existence of a Good Reason within 90 days of the event giving rise to such Good Reason, and the Company shall have 30 days from the date of such notice to cure and remediate such condition and thereby eliminate the Good Reason.

(ii) “Cause” shall mean (i) the Executive’s willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the Company’s Chief Executive Officer or Board, which failure continues for a period of thirty (30) days following receipt by the Executive of written notice from the Company containing a specific description of any such alleged failure(s) and a demand for immediate cure thereof; (ii) conviction of the Executive of a felony or any criminal offense involving moral turpitude; (iii) the Executive’s commission of an act of fraud or theft against or involving the Company; or (iv) the Executive’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement, provided that, in the case of this clause “iv,” if such violation is subject to cure and effective remediation by the Executive, such violation is not so cured and remediated by the Executive within thirty (30) days following receipt by the Executive of written notice from the Company containing a reference to the violation and a demand for immediate cure thereof.

(c) “Disability” shall mean that the Executive is unable to perform the essential functions of his position with or without reasonable accommodation, for a period of 180 days in a twelve month period due to a physical or mental disability as determined by an independent physician chosen jointly by the Executive and the Company..

(d) “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive, the effective date of the termination as provided in Section 10(a) hereof; or (iv) if this Agreement expires by its terms, January 3, 2012 or, if later, the expiration of the Employment Period.

11.	Severance.

(a) Subject to Section 20 hereof, if (i) the Company terminates the employment of the Executive during any Employment Period without Cause, or upon the expiration of any Employment Period the Company shall fail to offer to renew or extend the Employment Period (other than if the Executive shall then have reached the Company’s mandatory retirement age), or (ii) the Executive terminates his employment during any Employment Period for Good Reason, then (A) Executive shall be entitled to receive base salary, a pro-rated amount of the Annual Bonus Target for the fiscal year in which the Termination Date occurs, pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 12 hereof through the Termination Date (“Accrued Salary and Benefits”) and, in addition, Executive will receive a “Severance Package” that shall include (A) a “Severance Payment” equivalent to twelve (12) months of Executive’s Base Salary then in effect on the date of termination, payable in accordance with Company’s regular payroll cycle; (B) notwithstanding the vesting and exercisability provisions otherwise applicable to Outstanding Options, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable as specified in the option grant agreements; and (C) payment by Company of the premiums required to continue Employee’s group health care coverage for a period of twelve (12) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period Executive will only receive the Severance Package if Executive: (i) complies with all surviving provisions of this Agreement; (ii) executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date, and (iii) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company, and (iv) immediately resigns all other positions (including board membership) Executive may hold on behalf of Company (provisions (i) through (iv) above are collectively referred to as “Severance Requirements”). All other Company obligations to Executive will be automatically terminated and completely extinguished.

(b) Subject to Section 20 hereof, if (A) the Executive voluntarily terminates his employment during any Employment Period other than for Good Reason or (B) the Executive’s employment is terminated by the Company during any Employment Period for Cause, then the Executive shall be entitled to receive Accrued Salary and Benefits only; vesting of Outstanding Options shall cease on such Termination Date; any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements).

(c) Subject to Section 21 hereof, if the Executive’s employment is terminated during any Employment Period due to death or Disability, the Executive (or his estate or legal representative as the case may be) shall be entitled to receive (i) Accrued Salary and Benefits and (ii) a lump sum equal to base salary at the rate in effect on the date of such termination for twelve (12) months, provided Executive or his Estate complies with the Severance Requirements. In such case, vesting of the Outstanding Options shall cease on such Termination Date, and any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). .

(d) Except to the extent that more time is required to determine the incentive cash compensation, the Company shall pay the cash amounts provided for in this Section 11 within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).

(e) Subject to Section 20 hereof, the Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth or referred to in this Agreement.

12. Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. In addition, the Company shall reimburse the Executive for the costs of his legal counsel incurred in connection with the review and negotiation of this Agreement, in an amount not to exceed $5,000. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

13. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

14. Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. The Executive’s acceptance of any other employment shall not diminish or impair the amounts otherwise payable to the Executive hereunder.

15. Place of Performance. The Executive shall perform his duties at the main offices of the Company subject to reasonable travel requirements which may be authorized and directed from time to time by the Board.

16. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary directors’ and officers’ liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed appropriate by the Company and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or is or was serving in any capacity at the direction of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company’s obligations under this Section 16 shall survive the termination of the Executive’s employment hereunder and any termination of this Agreement.

17. Non-Competition.

(a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question; provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.

(b) In addition, the Executive agrees that, for a period of six (6) months after the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive’s employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive’s employment at the Company.

(c) Executive further agrees, for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), to refrain from directly or indirectly soliciting or hiring the Company’s collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(d) Executive further agrees, while employed by the Company and for six (6) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), that he will not, directly or indirectly, as a sole proprietor, member of a partnership or as a stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, other than for the exclusive benefit of the Company or any of its Subsidiaries, solicit or accept business from, or perform or supervise the performance of any services related to such business for, (i) any client of the Company or any of its Subsidiaries who was a client during the Executive’s employment with the Company, (ii) any clients or prospective clients of the Company or any of its Subsidiaries who were solicited or serviced, directly or indirectly, by the Executive, in whole or in part, or (iii) any former client of the Company or any of its Subsidiaries who was a client within one (1) year prior to the Executive’s termination of employment and who was solicited or serviced, directly or indirectly, by the Executive, or by those supervised, directly or indirectly, by the Executive, in whole or in part, in connection with activities that would be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(e) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 17 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 17 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

18. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement; provided, however, that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the period of six (6) months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as otherwise agreed by the Company and the Executive. The Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. This Section 18 shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or its Subsidiaries was used, and which was developed entirely on the Executive’s own time, unless (i) the invention relates directly to the Business of the Company or of any of its Subsidiaries or to the actual or demonstrably anticipated research or development of the Company or of any of its Subsidiaries, or (ii) the invention results from any work performed by the Executive for the Company.

19. Confidential Information/Trade Secrets.

(a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries (“Confidential Material”). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company’s Business or technology, or to current or specifically contemplated future Company products or services: the Company’s confidential commercial information, technology, formulations, trade secrets, know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 19 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material; provided that Executive shall give prompt notice of such process or order to the Company, and the Executive shall in good faith use reasonable efforts to provide the Company the opportunity to intervene in the event Executive may be compelled to disclose Confidential Information of the Company pursuant to such process or order.

(b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 19 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 19 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

20. Payment and Other Provisions After Change of Control.

(a) If, within one (1) year following the occurrence of a Change of Control (as defined below) the Executive’s employment with the Company is terminated either by the Company or by the Executive (other than because of the Executive’s death or Disability), and such termination is without Cause if by the Company, or for Good Reason if by Executive, or if upon the expiration of any Employment Period the Company shall fail to offer to renew or extend the Employment Period (other than if the Executive shall then have reached the Company’s mandatory retirement age), then the Executive shall be entitled to receive from the Company Executive’s Accrued Salary and Benefits and, in lieu of the Severance Package otherwise payable pursuant to Section 11 hereof, Executive will receive the following (provided Executive complies with the Severance Requirements described in Section 11(a) above):

(i) Additional Amount Based on Base Salary. A lump-sum amount equal to the greater of: (a) twelve (12) months of Executive’s specified base salary hereunder, and (b) the balance of Executive’s specified base salary hereunder to the end of the term of this Agreement;

(ii) Incentive Cash Compensation. A pro-rata amount of the Executive’s Annual Bonus Target for the fiscal year in which the date of termination occurs, plus an additional lump-sum payment equal to fifty percent (50%) of the Executive’s base salary for such year; and

(iii) Other Benefits. Notwithstanding the vesting and/or exercisability provisions otherwise applicable to Outstanding Options, all such stock options shall be fully vested and exercisable upon a Change of Control and shall remain exercisable as specified in the option grant agreements, and subject to the right of the Company to direct the sale of shares in connection with a Change of Control.

Except to the extent that more time is required to determine the incentive cash compensation payable pursuant to Section 20(a)(ii) hereof, the Company shall pay the cash amounts provided for in this Section 20(a) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).

(b) For purposes of this Agreement, the term “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision) (any of the foregoing hereafter a “Person”) of forty percent (40%) or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of forty percent (40%) or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly of indirectly, in substantially the same proportions, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(iv) A complete liquidation or dissolution of the Company; or

(v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities Immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

21. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office, Attn.: Chief Financial Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this Section. Such notices shall be effective upon personal delivery or three (3) days after mailing.

22. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that the Company and the Executive may enter into certain grant agreements relating to Outstanding Options which shall be effective in accordance with the terms thereof ). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; provided that should the Executive be appointed by the Board to an additional executive office of the Company during the Employment Period, the terms of this Agreement shall apply, the references to “Chief Scientific Officer” shall be deemed to read “Chief Scientific Officer and [insert office]”, and the compensation provisions hereof shall continue unamended. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

23. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

24. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

25. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Washington applicable to contracts made and to be performed wholly within such state. Except as otherwise provided in Sections 18(e) and 20(b) of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.

26. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

27. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

28. Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. Further, to the extent that the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 12, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

29. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, MDRNA, INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year set forth below.

Company:	MDRNA, INC. By: /s/ J.Michael French

Name: J. Michael French Title: Chief Executive Officer Date: October 27, 2008

Executive:	/s/ Barry Polisky

Name: Barry Polisky Date: October 27, 2008